EX-99.77Q1 OTHR EXHB

Exhibit 7C
Addendum to Question 7.C on Form N-SAR

List the names of each series and give a consecutive number to each series in excess of the 99 consecutive series permitted by the form.
Please refer to the most recent shareholders report for additional information concerning these funds.

Series Number	Series Name	Is this the last filing for this series? (Y/N)
100	JNL Multi-Manager Mid Cap Fund	N
101	JNL/DFA Growth Allocation Fund	N
102	JNL/DFA Moderate Allocation Fund	N
103	JNL/Mellon Capital MSCI KLD 400 Social Index Fund	N